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                                                                     Exhibit 5.1

                       [Letterhead of Alston & Bird LLP]


                                 May 28, 1999

Premiere Technologies, Inc.
3399 Peachtree Road, N.E.
The Lenox Building
Suite 600
Atlanta, Georgia 30326

     Re:  Form S-8 Registration Statement
          Premiere Technologies, Inc. Amended and Restated 1998 Stock Plan Premiere Technologies, Inc. Associate Stock Purchase Plan Premiere Technologies, Inc. Stock Option Agreements


Ladies and Gentlemen:

     This opinion is given in connection with the filing by Premiere Technologies, Inc., a Georgia corporation (the "Company"), of a registration statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission under the Securities Act of 1933, as amended, in connection with the registration of 7,850,000 shares (the "Shares") of the $.01 par value Common Stock of the Company (the "Common Stock") that may be sold or issued pursuant to the Premiere Technologies, Inc. Amended and Restated 1998 Stock Plan, the Premiere Technologies, Inc. Associate Stock Purchase Plan, and upon the exercise of options granted to six (6) individuals under employee stock option agreements, as referenced in a certificate of the Secretary of the Company of even date hereof (the "Secretary's Certificate"). This opinion is rendered pursuant to Item 8 of Form S-8 and Item 601(b)(5) of Regulation S-K.

     We have examined such corporate records and documents as we deemed relevant and necessary in order to enable us to give the opinion set forth herein, including the Articles of Incorporation, as amended, and the Amended and Restated Bylaws of the Company, as amended, resolutions of the Board of Directors of the Company authorizing the actions to be taken, and certificates of officers of the Company.

     In conducting our examination we assumed the genuineness of all signatures; the legal capacity of all natural persons; the authenticity of all documents submitted to us as originals; that with respect to the issuance of any of the Shares, the Company shall have sufficient authorized and unissued shares of Common Stock available at the time of such issuance; that any required consideration to be received for the issuance of any of the Shares is in fact received by the Company prior to such issuance; the conformity to original documents of all documents submitted to us as certified or photostatic copies; that the Shares will be issued in accordance with the current terms of the applicable plans and the current terms of the resolutions of the Board of Directors authorizing the issuance of the Shares; and that the relevant provisions of the Articles of Incorporation and Bylaws of the Company and the Georgia Business Corporation Code in effect at the time of issuance of any of the Shares will not differ in any relevant respect from the relevant provisions of the Articles of Incorporation and Bylaws of the Company and the Georgia Business Corporation Code in effect as of the date of this opinion.
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     Based upon the foregoing, we are of the opinion that the Shares, when sold or issued pursuant to the Premiere Technologies, Inc. Amended and Restated 1998 Stock Plan, or the Premiere Technologies, Inc. Associate Stock Purchase Plan or upon the exercise of options granted to the individuals identified in the Secretary's Certificate will be legally issued, fully paid and nonassessable under the provisions of the Georgia Business Corporation Code.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing therein.

                                   Sincerely,

                                   ALSTON & BIRD LLP


                                   By: /s/
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